Exhibit 10.13

LEASE

LEASE (this “Lease”) made as of the 19th day of August, 2005 (the “Date of this Lease” or “Date of the Lease”) by and between Dirk D. Laukien (“Landlord”), and PharmaFrontiers Corporation, a Texas corporation (“Tenant”). In consideration of the mutual covenants and conditions set forth below, Landlord and Tenant hereby agree as follows.

ARTICLE I
Basic Data, Definitions, Exhibits

1.1  Basic Data. Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Landlord’s Address:	2700 North Crescent Ridge Drive
The Woodlands, Texas 77381

with a copy in like manner to:	Nixon Peabody LLP 100 Summer Street Boston, MA 02110 Attention: Kevin P. Joyce, Esquire

Tenant’s Address:	2635 North Crescent Ridge Drive, The Woodlands, Texas 77381

Land:	The land located at 2635 North Crescent Ridge Drive, The Woodlands, Texas 77381, which is further described in Exhibit A attached hereto.

Building:	The building(s) presently located on the Land, as shown on Exhibit B attached hereto.

Premises:	The Land, the Building and the driveways, parking areas, loading facilities, walkways, utility lines and other improvements located on the Land.

Term Commencement Date:	October 1, 2005.

Expiration Date: th	The day prior to the tenth (10th) anniversary of the Term Commencement Date.

Term:	The period beginning on the Term Commencement Date and ending on the Expiration Date.

Option to Extend:	The Term may be extended for 2 period(s) of Five (5) years each provided that Tenant gives prior written to Landlord on or before the date that is 9 months prior to the end of the then Term.

Base Rent:
During the first Lease Year, $59,535 per Lease Year.
During the second through tenth Lease Years,
the annual amount of Base Rent is set
forth in Exhibit C, attached hereto. Base Rent for any
extension term(s) shall be set in accordance with Section 3.1.3 below.

Permitted Uses:	[Tenant to provide, subject to Landlord review]
Commercial General Liability Insurance Limits:	$5,000,000.00 combined single limit.

1.2  Further Definitions. In addition to terms set forth above, the following terms shall be defined as indicated.

1.2.1  Additional Parking. “Additional Parking” shall mean the approximately 20 additional parking spaces Landlord shall build on the Property no later than December 2, 2006, as more fully described in exhibit D attached hereto.

1.2.2  Additional Rent. “Additional Rent” shall mean all Real Estate Taxes, personal property taxes, insurance premiums and utility charges to be paid by Tenant pursuant to Section 3.2, all interest to be paid by Tenant on late payments of rent and late charges pursuant to Section 3.3, and all other charges to be paid by Tenant and designated as Additional Rent by any other of the terms and conditions of this Lease.

1.2.3  Alterations and Improvements. “Alterations and Improvements” shall mean any alterations, modifications, installations, additions and improvements to the Premises but shall not include the Additional Parking.

1.2.4  Applicable Laws. “Applicable Laws” shall mean all laws, codes, statutes, ordinances, by-laws, regulations, rules, licenses, permits, variances, governmental orders, governmental approvals, title restrictions and requirements of any board of fire underwriters, insurance rating organization and other insurance requirements applicable to any given facts, things, circumstances or events.

1.2.5  Event of Default. “Event of Default” shall refer to a default by Tenant under this Lease as enumerated and described in Section 11.1, and shall have the specific meaning set forth in Section 11.1.

1.2.6  Hazardous Substances. “Hazardous Substances” shall mean any substances, materials or wastes defined or regulated as hazardous or toxic by the federal Comprehensive Environmental Response, Comprehensive and Liability Act, 42 U.S.C. §9601 et. seq., the federal Resource, Conservation and Recovery Act, 42 U.S.C. §6901 et. seq., the federal Hazardous Materials Transportation Act, 49 U.S.C. §1802 et. seq., the federal Toxic Substances Act, 15 U.S.C. §2601 et. seq., the regulations adopted and publications promulgated pursuant to said Acts, and any other Applicable Laws, and shall specifically include, without limitation, oil, petroleum products, asbestos, urea formaldehyde insulation, materials containing lead, radon, and flammable, combustible and explosive substances.

1.2.7  Indemnified Parties. “Indemnified Parties” shall have the meaning set forth in Section 7.1.

1.2.8  Late Payment/Default Interest Rate. "Late Payment/Default Interest Rate" shall mean the prime rate of interest published from time to time in the Wall Street Journal (or if such newspaper ceases publication or ceases publishing such rate, as published from time to time in a reasonably comparable publication), plus 1% per annum, but in no event more, when taken together with any other charges due from Tenant in connection therewith, than the maximum rate of interest allowed by Applicable Laws.

1.2.9  Lease Year. “Lease Year” shall mean each twelve month period during the Term commencing on the Term Commencement Date and on each anniversary of the Term Commencement Date.

1.2.10  Mortgage. “Mortgage” shall mean any mortgage, deed of trust or other similar instrument evidencing a voluntary lien or encumbrance on the Premises and all modifications, amendments, extensions, renewals, replacements, substitutes and consolidations thereto.

1.2.11  Mortgagee. “Mortgagee” shall mean the holder of any Mortgage.

1.2.12  Necessary Permits. “Necessary Permits” shall mean all licenses, permits, approvals and variances necessary under all Applicable Laws to conduct a subject activity.

1.2.13  Parties for Which Landlord Is Responsible. "Parties for Which Landlord Is Responsible" shall mean Landlord's employees, servants, agents, contractors and invitees and any other parties claiming or occupying by, through or under Landlord or for which Landlord is otherwise legally responsible.

1.2.14  Parties for Which Tenant Is Responsible. "Parties for Which Tenant Is Responsible" shall mean Tenant's employees, servants, agents, contractors, assignees, subtenants, licensees, concessionaires, invitees and any other parties claiming or occupying by, through or under Tenant or for which Tenant is otherwise legally responsible.

1.2.15  Party; Parties. "Party" shall mean either Landlord or Tenant generally. "Parties" shall mean both Landlord and Tenant together.

1.2.16  Permitted Assignments and Subleasings to Tenant Affiliates or Tenant Successors. “Permitted Assignments and Subleasings to Tenant Affiliates or Tenant Successors” shall have the meaning set forth in Section 6.2.

1.2.17  Permitted Hazardous Substances. “Permitted Hazardous Substances” shall mean the Hazardous Substances ordinarily necessary in the conduct of Tenant’s business on the Premises pursuant to the Permitted Uses, as set forth on Exhibit E attached hereto. Tenant may bring and use Permitted Hazardous Substances on the Premises, but only subject to and in strict compliance with the requirements, restrictions and conditions set forth in Section 4.7.

1.2.18  Premises Conditions. "Premises Conditions" shall mean (a) title to the Premises, (b) the physical condition of the Premises, (c) what access, easements and utilities are available to the Premises, (d) the Applicable Laws with respect to the Premises, and whether or not the Premises comply therewith, (e) the presence or absence of any Hazardous Substances or other pollutants in, on, or about the Premises, (f) any other environmental conditions, issues or problems with respect to the Premises, (g) the suitability of the Premises for the Permitted Uses, (h) the feasibility of any subject Alterations and Improvements with respect to the Premises, (i) the likelihood of obtaining any Necessary Permits, and (j) any other relevant conditions, facts, things or circumstances with respect to the Premises.

1.2.19  Rent. “Rent” shall mean Base Rent, Additional Rent and any other sums or charges required to be paid by Tenant to Landlord under this Lease.

1.2.20  Real Estate Taxes. “Real Estate Taxes” shall mean (a) all taxes, assessments (special or otherwise), levies, fees, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which area, at any time prior to or during the Term hereof, imposed or levied upon or assessed against the Premises, the Base Rent, Additional Rent, any other charges payable by Tenant hereunder, this Lease or the leasehold estate created hereby, or which arise with respect to the operation, possession or use of the Premises, (b) all gross receipts and similar taxes imposed or levied upon, assessed against or measured by any Base Rent, Additional Rent or other charges payable by Tenant hereunder, (c) all sales, value added, use and similar taxes at any time levied, assessed or payable on account of the acquisition, leasing or use of the Premises, and (d) all charges for utilities furnished to the Premises which may become a lien on the Premises.

1.2.21  Real Estate Tax Fund Payments. “Real Estate Tax Fund Payments” and “Tax Fund Payments” shall mean payments which Landlord may require Tenant to make to Landlord pursuant to Section 3.2.2 in order to provide a fund adequate to pay all Real Estate Taxes with respect to the Premises when they become due and payable.

1.2.22  Tenant Affiliate. “Tenant Affiliate” shall mean any corporation, person or group of persons, partnership, trust or other entity (a) at least 51% of the outstanding stock, membership interest, partnership interest or beneficial interest of which is owned by Tenant, (b) which owns at least 51% of the outstanding stock, membership interest, partnership interest or beneficial interest of Tenant, (c) at least 51% of the outstanding stock, membership interest, partnership interest or beneficial interest of which is owned by a third corporation, corporation, partnership, trust or other entity which also owns at least 51% of the outstanding stock, membership interest, partnership interest or beneficial interest of Tenant or (d) at least 51% of the outstanding stock, membership interest, partnership interest or beneficial interest of which is owned collectively by stockholders, members, partners or beneficiaries who also own collectively at least 51% of the outstanding stock, membership interest, partnership interest or beneficial interest of Tenant.

1.2.23  Tenant Successor. “Tenant Successor” shall mean any corporation, person or group of persons, partnership, trust or other entity which is the successor to Tenant by merger, consolidation, non-bankruptcy reorganization or acquisition of substantially all the assets or stock of Tenant.

1.2.24  Tenant’s Broker. “Tenant’s Broker” shall mean Colliers International.

1.3  Exhibits. The Exhibits listed below in this Section 1.3 are incorporated in this Lease by reference and are to be construed as a part hereof:

EXHIBIT A Legal Description of the Land

EXHIBIT B Plan of Land

EXHIBIT C Rent Schedule

EXHIBIT D Landlord Work

EXHIBIT E Permitted Hazardous Waste

ARTICLE II
Premises and Term

2.1  Premises. Landlord hereby leases and demises the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease.

2.2  Term. TO HAVE AND TO HOLD for the Term, beginning on the Term Commencement Date and ending on the Expiration Date. Tenant is hereby granted two options to extend the Term of this Lease for two (2) consecutive periods of five (5) years each, upon the same terms, covenants and conditions applicable during the initial term, except the Base Rent shall be adjusted as set forth in Section 3.2. Provided that an “event of default” (as defined herein) is not then continuing, Tenant shall be permitted to exercise its options to extend this Lease by giving written notice to Landlord no less than nine (9) months prior to the end of the initial term or first renewal term, as the case may be

2.3  Premises Leased “As Is”. Landlord has no knowledge of any material default or defect in the Premises Conditions and makes no representations or warranties whatsoever with respect to the Premises or any Premises Conditions. Landlord leases the Premises to Tenant “as is, where is and with all faults”. Tenant acknowledges that it has had full, adequate and complete opportunity to inspect, investigate, examine and test all Premises Conditions and that it is fully and completely satisfied therewith. Landlord shall not have any obligation whatsoever to repair or remediate any Premises Conditions, nor shall Landlord have any liability to Tenant with respect thereto except repairs required by section 4.3 hereof. Landlord further shall not be obligated to make any repairs, to construct any Alterations and Improvements or to perform any other work to prepare the Premises for Tenant’s occupancy, with the exception of the Additional Parking. Notwithstanding anything to the contrary herein contained, Landlord is responsible for and shall keep in good order and condition the roof, slab, foundations, structural elements, exterior walls, roofs and chimneys and herein warrants that all such items are in good condition fit for the purposes of this Lease.

2.4  Delivery. Landlord shall deliver the Premises to Tenant on the Term Commencement Date free and clear of all other tenants and occupants, in substantially the same condition as they are in on the Date of this Lease, except for reasonable wear and tear and any modifications made or damage caused by Tenant.

ARTICLE III
Base Rent and Additional Rent

3.1  Base Rent. Tenant covenants and agrees to pay the Base Rent to Landlord throughout the Term without offset, deduction or counterclaim, unless provided for in section 4.2.1, at Landlord’s Address or at such other place or to such other person or entity as Landlord may direct by notice to Tenant from time to time, in the annual amount for each Lease Year specified below in monthly installments equal to 1/12 of such annual amount, by the tenth day of each calendar month during the Term, and for any partial month at the beginning or the end of the Term, the pro-rata portion of such monthly amount allocable thereto.

3.1.1  First Lease Year. During the first Lease Year, the Base Rent shall be $59,535.50 per Lease Year.

3.1.2  Second Through Tenth Lease Years. During each of the second through third Lease Years, inclusive, the annual Base Rent shall be the amount set forth in the Rent Schedule set forth in Exhibit C, attached hereto.

3.1.3  Option Period Rent.During the Option Period(s), the annual Base Rent shall be “Fair Market Rental Value” (“FMRV”). FMRV shall be reasonably determined by Landlord and Tenant to be the annual rental charge as of the termination date of the Term for new leases then being negotiated or executed for comparable space in The Woodlands, Texas for terms commencing on or about the date of termination and ending as of the expiration of what would have been the Term (including Extended Terms). In determining FMRV, the following shall be taken into consideration: the size, location and condition of the applicable comparable premises, lease term, services provided by the landlord, rental concessions and other factors. Landlord and Tenant shall in good faith attempt to agree in writing on FMRV within 30 days after Landlord’s receipt of Tenant’s notice of extension. If Landlord and Tenant cannot so agree, FMRV shall be determined by impartial appraisers, one each to be chosen by Landlord and Tenant, and, if necessary, a third to be selected as provided below. All appraisers shall be MAI certified, familiar with commercial leasing and leases and rents in the area surrounding the Building, and shall have at least 5 years experience in making real estate appraisals. Landlord and Tenant shall notify each other of its selected appraiser within 5 days following the expiration of such 10 day period. The initial appraisers shall render their written appraisals of FMRV within 30 days after their appointment. If such appraisals are less than 5% apart, then FMRV shall be deemed to be the average of the 2 appraisals. Otherwise, the initial appraisers shall promptly select a third appraiser who shall submit its appraisal to Landlord and Tenant within 21 days after its appointment. The appraisal falling between the other two appraisals (that is, the arithmetic median of the 3 appraisals) shall be binding upon Landlord and Tenant. The cost of each of the initial appraisers shall be paid by the party selecting such appraiser and the cost of the third appraiser shall be shared equally between Landlord and Tenant.

3.2  Additional Rent. This Lease is a NET LEASE, and Landlord shall not be obligated to pay any charge or bear any expense whatsoever against or with respect to the Premises, nor shall the rent payable hereunder be subject to any offset, deduction or counterclaim whatsoever on account of any such charge or otherwise, except only as specifically provided in this Lease to the contrary. In order that the Base Rent shall be absolutely net to Landlord, Tenant covenants and agrees to pay as Additional Rent, without offset, reduction or counterclaim, except as set forth in section 4.2.1, Real Estate Taxes, insurance costs and utility charges with respect to the Premises as follows:

3.2.1  Real Estate Taxes. Tenant shall pay all Real Estate Taxes assessed, levied or imposed on or with respect to the Premises during or with respect to the Term. For each tax or assessment period, or installment period thereof, wholly included in the Term, Tenant shall pay such Real Estate Taxes directly to the authority or authorities charged with the collection thereto not less than ten days prior to the last date on which the same may be paid without interest or penalty. For any fraction of a tax or assessment period, or installment period thereof, included in the Term at the beginning or end thereof, Tenant shall pay to Landlord, within ten days after receipt of an invoice therefor, the fraction of the Real Estate Taxes so levied or assessed or becoming payable which is allocable to such included period. Tenant shall promptly after payment thereof furnish Landlord proof of payment of all items which Tenant is required to pay pursuant to this Section 3.2.1.

Tenant may, at its election, but shall not be obligated to, initiate and prosecute an action or proceeding for abatement or reduction of any Real Estate Taxes. Landlord shall reasonably cooperate with Tenant in seeking such abatement or reduction. Any abatement received shall be paid and distributed first to Landlord in the amount of the reasonable costs and expenses expended by Landlord to obtain such abatement, and the remainder to each Party in the proportion that it paid the Real Estate Taxes which were abated.

Nothing contained in this Lease shall require Tenant to pay any income franchise, corporate, estate, inheritance, succession, capital levy or transfer tax of Landlord, unless such tax is imposed, levied or assessed in substitution for any Real Estate Taxes which Tenant is otherwise required to pay pursuant to this Section 3.2.1.

3.2.2  Tax Fund Payments. If either (a) any Mortgagee shall ever require Real Estate Tax escrow payments by Landlord or (b) Landlord shall in its sole discretion at any time and from time to time elect, rather than have Tenant pay Real Estate Taxes directly to the applicable authorities, to do so itself and have Tenant make Tenant's payments for Real Estate Taxes to Landlord instead, then, upon notice from Landlord requiring the same, Tenant shall thereafter make monthly payments to Landlord equal to 1/12 of the prior fiscal year’s total Real Estate Tax (“Real Estate Tax Fund Payments” or “Tax Fund Payments”). If the aggregate of such Tax Fund Payments is not adequate to pay all such Real Estate Taxes, then Tenant shall pay to Landlord the amount by which such aggregate is less than the amount of all such Real Estate Taxes, such payment to be made on or before the later of (a) ten days after receipt by Tenant of notice from Landlord of such amount, or (b) the 30th day prior to the last day on which such Real Estate Taxes may be paid without interest or penalty. If Tenant shall have made the aforesaid Tax Fund Payments, then Landlord shall pay such Real Estate Taxes to the proper authority charged with the collection thereof, up to the amount of such Tax Fund Payments, and furnish Tenant, evidence of such payment. Any balance remaining on December 31 of any given year shall be refunded to Tenant by January 10 of the following year. In the event of any default under the terms of this Lease, any part or all of said reserve fund may, at the election of Landlord, be applied to any of Tenant’s obligations under this Lease. Tenant shall continue to make Tax Fund Payments to Landlord until Landlord at its election terminates the requirement for such payments. If at any time Landlord so terminates the requirement for Tax Fund Payments, then Tenant shall resume paying Real Estate Taxes directly to the applicable authorities as required by Section 3.2.1 and shall continue to do so unless and until Landlord again later directs Tenant to make Tax Fund Payments to Landlord pursuant to this Section 3.2.2.

3.2.3  Personal Property Taxes. Tenant shall pay all taxes assessed against Tenant’s personal property on or about the Premises directly to the authorities charged with the collection thereof, before or on the dates due from time to time.

3.2.4  Landlord’s Insurance Costs. Tenant shall be responsible for all premiums and shall be responsible for procuring and maintaining for Landlord’s benefit all-risk fire and casualty insurance, liability insurance, rental value insurance or any Mortgagee may require Landlord to carry with respect to the Premises during the Term. Tenant shall pay such costs directly or, if Tenant fails to comply with the obligation hereunder, Tenant shall pay such costs directly to Landlord within 30 days after billing by Landlord from time to time. In the alternative, if either (a) any Mortgagee shall ever require insurance escrow payments by Landlord or (b) Landlord in its sole discretion at any time and from time to time shall so elect, then, upon notice from Landlord requiring the same, Tenant shall thereafter make monthly payments to Landlord in such amounts equal to 1/12 of the insurance premiums and costs due for that year (“Insurance Fund Payments”) on the same terms and conditions and in accordance with the same procedures as provided in Section 3.2.2 for Real Estate Tax Fund Payments. Notwithstanding the foregoing, Landlord shall be responsible for all costs associated with the Additional Parking.

3.2.5  Tenant’s Insurance Costs. Tenant shall further pay all premiums and other costs of the insurance which it is required to carry pursuant to Article VII directly to the applicable insurers before or on the dates due from time to time.

3.2.6  Utilities. Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, electricity, telephone and other utilities or services used or consumed on the Premises, whether called charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any. Tenant shall pay such charges before or on the dates due from time to time.

3.3  Late Payment of Rent. If Tenant fails to make any payment of Rent by the date due, then Tenant shall pay Landlord interest on such payment from the date due until the date paid at the Late Payment/Default Interest Rate. In addition, Tenant shall pay Landlord a late charge for any Rent payment which is not paid within ten days after its due date equal to five percent of such payment.

3.4  Cost of Tenant’s Obligations. Tenant shall bear the entire cost and expense of fulfilling and performing all of its obligations under this Lease, including, without limitation, its obligations to perform and make all necessary maintenance, repairs, replacements and Alterations and Improvements to the Premises, without any contributions whatsoever from Landlord except as set forth herein.

3.5  Costs of Landlord’s Obligations. Landlord shall bear the entire cost and expense of fulfilling and performing all of its obligations under this Lease, including, without limitation, its obligations to perform and make all necessary maintenance, repairs, replacements to the roof, slab, foundations, structural elements, exterior walls, roofs, and chimneys and the Additional Parking to the Premises, without any contributions whatsoever from Tenant.

ARTICLE IV
Use

4.1  Use. Tenant shall use the Premises only for the Permitted Uses and not for any other purpose.

4.2  Repair and Maintenance. Tenant shall throughout the Term keep and maintain the entire Premises, including, without limitation, all doors, windows, interior walls, lobbies, hallways, stairways, rooms, basements, lawns, grounds, landscaped areas, parking areas, loading areas, driveways, sidewalks, walkways, landings and entryways thereof, all heating, ventilating, air conditioning, hot water, plumbing, electrical, gas, elevator, mechanical, security and alarm fixtures, equipment, lines and systems therein and Tenant’s trade fixtures and equipment therein in good, clean, sanitary, safe, sound, working and tenantable condition and repair and in at least as good order, condition and repair as they are in on the Term Commencement Date or may be put during the Term, excepting only (a) reasonable wear and tear and (b) damage by fire or other casualty or taking by condemnation or eminent domain which shall instead be governed by Articles VIII and IX. Tenant shall promptly make all repairs and replacements and do all other work necessary to accomplish the foregoing. If requested by Landlord, Tenant shall secure, pay for and keep in force contracts with appropriate and reputable service companies providing for regular and proper maintenance of all heating, ventilating, air conditioning, elevator, alarm and security systems in the Premises, if requested, furnish copies of all such contracts to Landlord. Tenant shall remove snow and ice from all parking areas, loading areas, driveways, walkways, sidewalks, entryways, porches, landings and fire escapes on or surrounding the Premises promptly after accumulation. Tenant shall also make regular use of and lock any gates on the Premises after normal business hours to prevent unauthorized access the Premises by third-parties. Notwithstanding anything to the contrary herein contained, Landlord shall be responsible for repairs and replacement of the slab, foundations, structural elements, exterior walls, roofs, and chimneys, unless the need for such repair or replacement is the result of Tenant’s negligence or willful act.

4.2.1  Landlord’s Repair and Maintenance. Tenant shall provide written notice to Landlord for any repair that is or may be needed on the slab, foundation, structural elements, exterior wall, roofs, and chimneys. Landlord shall have ten (10) days to respond to such notice, unless the needed repair will interrupt the Permitted Use of the Premises, in which case, Landlord has seventy-two (72) hours to respond to such notice. If Landlord fails to perform it obligations to repair and maintain the slab, foundation, structural elements, exterior wall, roofs and chimneys, then Tenant may, at it sole discretion, repair the damage and deduct such cost from the Additional Rent owed to Landlord.

4.3  Compliance with Law. Tenant shall comply, at Tenant’s cost and expense, with all recorded restrictive covenants encumbering the Land and all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state, and municipal governments, including all municipal and road utility districts and municipal utility districts, and all departments, commissions, boards and officers thereof, and any other body exercising similar functions, which now or hereafter may be applicable to the Premises, the improvements in the Premises, or to the use or manner of use of the Premises or the improvements, including but not limited to , all environmental laws and the Americans With Disabilities Act. Without limiting the generality of the foregoing, Tenant shall (a) obtain all Necessary Permits for the Permitted Uses and Tenant’s occupancy of the Premises before commencing such uses and occupancy and maintain such permits in force and effect while continuing such use and occupancy, (b) obtain all Necessary Permits for any Alterations and Improvements which Tenant may make to the Premises from time to time pursuant to Article V before commencing any such work, (c) install and maintain all safety equipment required in and on the Premises from time to time by all Applicable Laws and (d) make all repairs, replacements, installations, Alterations and Improvements required to the Premises from time to time by all Applicable Laws. Notwithstanding the foregoing, if Tenant should contest the applicability or validity of any purportedly Applicable Law in good faith and by appropriate legal proceedings, then Tenant may postpone compliance pending the outcome of such contest to the extent (but only to the extent) that such postponement shall not jeopardize the health and safety of any persons or property on, in or about the Premises or expose Landlord to any penalties, sanctions or liabilities.

4.4  No Nuisance; Prohibited Uses. Tenant shall not injure, overload, deface or otherwise harm the Premises; nor overload, impair or interfere with the heating, ventilating, air conditioning, hot water, plumbing, electrical, gas, elevator, mechanical, security, alarm or other systems in the Premises; nor commit any nuisance on, in, from or about the Premises; nor emit or permit the emission of any objectionable noise, vibration, odor, smoke or vapor from the Premises; nor in any way disturb, annoy, inconvenience, or cause discomfort to, other abutting properties or the surrounding neighborhood; nor conduct or allow any illegal, illicit or immoral activities on the Premises; nor make, allow or suffer any waste of the Premises; nor make any use of the Premises which is improper, offensive or contrary to Applicable Laws or which will invalidate any of Landlord’s or Tenant’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales on the Premises; nor in any way impair or damage the appearance, image or reputation of the Premises.

4.5  Rubbish Removal, Etc. Tenant shall have all trash, refuse, and garbage removed from the Premises at frequent intervals by a qualified removal contractor. Tenant shall keep all trash, refuse and garbage in suitable covered and secured containers and deodorized until removed. In no event shall Tenant allow large amounts of trash, refuse and garbage to accumulate. Tenant shall take reasonable precautions to prevent insect, vermin and pest infestation of the Premises, and shall promptly have insects, vermin and pests exterminated by a qualified extermination contractor should any infestation occur. Tenant shall at all times maintain the Premises in a clean, safe and sanitary condition.

4.6  Safety and Security. Tenant shall at all times maintain safety and provide adequate security in the Premises and with respect to the conduct of its business therein by, without limitation, (a) installing, utilizing, operating and maintaining appropriate locks and safety, security, fire suppression and alarm systems and equipment, (b)  establishing appropriate and adequate safety and security procedures, training its employees in such procedures and causing such employees to follow them, and (c) if necessary, employing adequately trained security guards, personnel or services.

4.7  Hazardous Materials. Tenant shall not bring, generate, store, use, install, dispose of, spill, release, emit or discharge any Hazardous Substances on, in or from the Premises, nor suffer, permit or allow any other Party for which Tenant Is Responsible to do so, except only for Permitted Hazardous Substances which are reasonably necessary for the conduct of Tenant’s business in accordance with the Permitted Uses. Tenant shall bring, generate, store, use and dispose of any such Permitted Hazardous Substances in strict compliance with all Applicable Laws, manufacturers’ directions and industry standards, and shall defend, indemnify and hold Landlord harmless with respect thereto as more particularly set forth in Section 7.1. Tenant shall give Landlord notice of the specific Permitted Hazardous Substance which Tenant uses on the Premises from time to time, the procedures which Tenant follows in the use, storage and disposal thereof and all other relevant facts with respect thereto. In the event that Tenant or any Parties for Which Tenant Is Responsible should spill, release, emit, discharge or dispose of any Hazardous Substances, permitted or otherwise, on, in or from the Premises. Tenant shall (a) immediately notify Landlord thereof, (b) promptly contain, remediate, remove and clean up such substances in strict compliance with all Applicable Laws and (c) defend, indemnify and hold Landlord harmless with respect thereto pursuant to Section 7.1 as aforesaid. Tenant shall further maintain environmental insurance covering its use of any Hazardous Substances on the Premises as provided in Section 7.3.7.

4.8  Utilities. Tenant shall make its own arrangements for water, sewer, gas, electricity, telephone and all other utilities necessary to operate the Premises and to conduct the Permitted Uses therein. Landlord represents that appropriate connections for such utilities currently exist at the Premises.

4.9  Signs. Tenant shall comply with all requirements set forth in Article V in erecting any signs on the Premises, including, without limitation, obtaining Landlord’s prior approval of the plans and specifications for any such signs.

4.10  Tenant Responsible for all Services, Etc. Except only for repair and restoration of the Premises after a fire or other casualty or taking of the Premises by condemnation or eminent domain pursuant to Articles VIII and IX or as otherwise specifically provided to the contrary in this Lease, Landlord shall not be obligated to maintain or repair the Premises, to provide water, sewer, gas, electricity, telephone or any other utilities to the Premises, to heat, air condition or ventilate the Premises, to remove trash, refuse and garbage from the Premises, to provide janitorial or security services to the Premises, to make the Premises comply with Applicable Laws or to provide any services, perform any functions or do any work whatsoever with respect to the Premises. Rather, all such services, functions and work shall be Tenant’s responsibility, as provided in this Article IV and the other provisions, terms and conditions hereof.

4.11  Landlord’s Right to Enter. Tenant shall permit Landlord and its agents to enter the Premises during normal business hours with twenty four (24) hours notice (a) to examine the Premises, (b) to make construction inspections pursuant to Section 5.6, (c) to make such inspections, tests, repairs and replacements as Landlord may elect, without, however, any obligation to do so, (d) to repair and restore the Premises after a fire or other casualty or taking of the Premises by condemnation or eminent domain pursuant to Articles VIII and IX, (e) to cure any defaults by Tenant pursuant to Section 11.4, again without any obligation to do so, and (f) to show the Premises to prospective purchasers and lenders. Tenant shall further permit Landlord and its agents during the last year of the Term to show the Premises to prospective tenants and, during the last six months of the Term, to affix and maintain notices of availability in suitable places in and on the Premises. Notwithstanding the above, Landlord has the right to enter the Premises, at any time, without notice, in the event of an emergency.

ARTICLE V
Alterations and Improvements

5.1  Construction by Tenant. Tenant may, from time to time during the Term, at its own cost and expense, make Alterations and Improvements to the Premises as necessary for the Permitted Uses, in compliance with the terms and conditions of this Article V.

5.2  Pre-Construction Obligations. Before commencing construction of any Alterations and Improvements, Tenant shall comply with the following:

5.2.1  Plans and Specifications. Tenant shall have prepared and deliver to Landlord reasonably detailed plans and specifications for such Alterations and Improvements prepared by registered professional architects and engineers and obtain Landlord’s written approval thereof. Such plans and specifications shall include a certification by such architects and engineers that such Alterations and Improvements as shown and described thereby comply with all Applicable Laws. Landlord shall approve or disapprove such plans and specifications by written notice to Tenant within 10 days after Tenant’s submittal of such plans and specifications. Such approval shall not be unreasonably withheld. If Landlord fails to give Tenant such notice within such 10 days, then Landlord shall be deemed to have approved such plans and specifications. If Landlord disapproves of such plans and specifications, then Landlord shall in its disapproval notice specify in reasonable detail the respects in which such plans and specifications are not satisfactory. Tenant shall then revise such plans and specifications to eliminate, upgrade or correct, as appropriate, the unsatisfactory items, and resubmit the revised plans and specifications to Landlord in accordance with the foregoing. Landlord shall subsequently approve or disapprove any revised and resubmitted plans and specifications in the same manner as is required for new plans and specifications.

5.2.2  Contractor and Major Subcontractors. Tenant shall give Landlord written notice as to what general contractor Tenant proposes to hire to construct such Alterations and Improvements and of all subcontractors who will perform work costing more than 40% of the total construction costs for such improvements and shall obtain Landlord’s written approval of such general contractor and subcontractors. Such notice shall include reasonable background information on such general contractor and each such subcontractor, including, without limitation, references and lists of previous projects completed. Landlord shall approve, within 10 days, such general contractor unless such general contractor is not bondable, insurable or competent. Such approval shall not be unreasonably withheld. If Landlord fails to give Tenant such notice within such 10 days, then Landlord shall be deemed to have approved such general contractor. If Landlord disapproves any such general contractor, then Landlord shall in such notice set forth its reasons for disapproval in reasonable detail.

5.2.3  Necessary Permits. Tenant shall obtain all Necessary Permits for such Alterations and Improvements under all Applicable Laws.

5.2.4  Insurance. Tenant shall obtain, or cause its general contractor and subcontractors to obtain, as applicable, the insurance specified in Section 7.3.5 and provide Landlord with original certificates thereof and copies of such policies. Tenant shall maintain, or cause such contractors to maintain, said insurance throughout the course of construction.

5.2.5  Bonds. If reasonably required by Landlord for any particular Alterations and Improvements because of the magnitude or scope thereof, Tenant shall obtain and deliver to Landlord a bond covering the construction costs for the Alterations and Improvements. Landlord and Tenant shall be named as dual obligees under such bonds. Tenant shall maintain such bonds in effect throughout the course of construction and until construction is fully completed. Additionally, Tenant agrees to remove or bond around, within thirty (30) days of notice of a lien placed on the Premises by a contractor or sub-contractor hired by Tenant. Failure by Tenant to remove or bond around such lien, within the specified time period, shall be deemed an Event of Default under Section 11.1.

5.3  Construction. Tenant shall construct the Alterations and Improvements in substantial compliance with the plans and specifications approved by Landlord, the Necessary Permits received and all Applicable Laws. In carrying out such construction, Tenant shall not materially modify or deviate from the plans and specifications approved by Landlord without first obtaining Landlord’s approval of such modification or deviation in the manner described in Section 5.2.1. All work shall be done in a good and workmanlike manner using first class materials. Once having commenced, Tenant shall diligently and continuously construct the Alterations and Improvements until completed.

5.4  Safety. Tenant shall perform all work in a safe and proper manner and shall take all necessary precautions to prevent (a) injury to any workers, employees, tenants, occupants, visitors, passers-by and all other persons on, in, about and in the vicinity of the Premises and (b) damage to the Premises and all property in, on, about, abutting and in the vicinity of the Premises. Without limiting the generality of the foregoing, Tenant shall strictly comply with all Applicable Laws with respect to construction safety.

5.5  Payment of Costs; Discharge of Liens. Tenant shall pay promptly when due the entire cost of constructing the Alterations and Improvements so that the Premises shall at all times be free of any liens for labor and materials. If any such lien should be recorded or should otherwise attach against the Premises, Tenant shall remove the same in accordance with Section 5.2.5.

5.6  Inspections. Landlord shall have the right, but shall not be obligated, to inspect Tenant’s work from time to time throughout the course of construction in order to determine whether or not such work complies with the requirements of this Article V. Tenant shall promptly correct any non-conformities of which Landlord gives Tenant notice.

5.7  Landlord’s Representatives. Landlord may hire architects, engineers, consultants and other qualified professionals to assist it in making all reviews, inspections and decisions which Landlord is required or entitled to make under this Lease. Such persons shall have the same access to the Premises as Landlord has pursuant to Sections 5.6 and 4.11 and shall be entitled to read and review the same documents and materials which Landlord is entitled to receive and review hereunder. Landlord shall bear the cost for hiring any such architects, engineers, consultants and other qualified professionals.

5.8  Landlord Not Responsible for Tenant’s Work. No approval given by Landlord or failure by Landlord to raise any objection pursuant this Article V or otherwise shall constitute a representation, warranty or acknowledgment that the element approved or not objected to is in compliance with Applicable Laws, properly designed or constructed or fit for its intended purpose, or that the person approved or not objected to is qualified for the given job or task. All judgments and determinations with respect to such matters shall remain the sole responsibility of Tenant. Landlord shall not be a party to any contract for construction of the Alterations and Improvements or other work by Tenant on the Premises, nor shall Landlord have any obligation or liability to any of Tenant’s contractors, subcontractors or any other party with respect to such construction or work, whether under any such contract or otherwise.

5.9  Ownership. All Alterations and Improvements constructed by Tenant shall be deemed part of the Premises and shall be the property of Landlord, subject to Tenant’s rights of use and occupancy pursuant to this Lease, except only that Tenant’s trade installations, trade fixtures and equipment (as distinguished from base building type items) shall remain Tenant’s property.

ARTICLE VI
Assignment and Subletting

6.1  Assignments and Subleasings Generally. Except for Permitted Assignments and Subleasings to Tenant Affiliates or Tenant Successors pursuant to Section 6.2, Tenant shall not assign, transfer, mortgage or pledge this Lease or grant a security interest in Tenant's rights hereunder, or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all of any part of the Premises, or suffer or permit this Lease or the leasehold interest created hereby to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, without in each instance obtaining Landlord's written consent thereto, which consent shall not be unreasonably withheld or delayed provided that the following conditions are met: (a) Tenant shall not be in default hereunder at the time of such assignment or subletting after notice and the cure period provided for herein, (b) the proposed assignee or subtenant is (i) duly organized and validly existing under the laws of the United States or any state thereof, (ii) qualified to do business in the State of Texas, (iii) of good business reputation, (iv) creditworthy and (v) has the reasonable financial capability, in the case of an assignee, to perform Tenant’s obligations hereunder, and in the case of a subtenant, to perform Tenant’s obligations under the subject sublease, (c) the assignment instrument or subject sublease is reasonably satisfactory to Landlord in form and substance, and (d) either (i) the proposed assignee executes and delivers an instrument to Landlord by which such assignee attorns to Landlord, agrees to be bound by the terms, provisions and conditions of this Lease and to assume all of Tenant’s obligations hereunder, or (ii) the proposed subtenant executes and delivers an instrument to Landlord accepting such reasonable conditions to Landlord’s consent as Landlord shall dictate.

6.2  Permitted Assignments and Subleasings to Tenant Affiliates and Tenant Successors. Tenant may from time to time assign this Lease or sublease all or any part of the Premises to a Tenant Affiliate or Tenant Successor without having to obtain Landlord’s consent, provided that (a) Tenant shall give Landlord at least 30 days prior written notice of the subject transaction and (b) all of the conditions specified in Section 6.1 are met with respect to the subject transaction (such an assignment or subleasing, a “Permitted Assignment or Subleasing to a Tenant Affiliate or Tenant Successor”).

6.3  Information. Tenant shall for each proposed assignment or subleasing provide Landlord with the (a) name and address of the proposed assignee or subtenant, (b) copies of all assignment or sublease instruments, (c) a credit report from a recognized service for the proposed assignee or subtenant, if available, (d) reasonably detailed and appropriate financial statements for the proposed assignee or subtenant for the last two years or so many of them for which such statements are available, and if not available, reasonable alternative financial information which accurately presents the financial condition of the proposed assignee or subtenant, and (e) any other information and documentation which Landlord may reasonably request. Landlord shall not be obligated to pass on the proposed assignment or subleasing until it has received and had reasonable time to review all such information and documentation.

6.4  Excess Sublease Rentals. Tenant shall pay to Landlord 50% of any rentals or other consideration received from any assignee or subtenant in excess of the Rent allocable to the space assigned or subleased.

6.5  Transfer in Violation Void; Tenant’s Liability Continues. Any attempted assignment, transfer, mortgage, pledge, grant of security interest, sublease or other encumbrance, except as permitted by this Article VI, shall be void. Any assignment, transfer, mortgage, pledge, grant of security interest, sublease or other encumbrance which is so permitted shall be subject to, and the assignee, transferee, mortgagee, pledgee, grantee or sublessee thereunder shall be bound by, all of the terms, conditions and provisions of this Lease. No assignment, transfer, mortgage, grant of security interest, sublease or other encumbrance, whether or not approved, and no indulgence granted by Landlord to any assignee, sublease or occupant shall in any way impair Tenant’s continuing primary liability hereunder, which after an assignment or subletting shall be joint and several with the assignee or sublessee. No consent by Landlord to any particular assignment, transfer, mortgage, pledge, grant of a security interest, sublease or encumbrance shall be construed as a consent to any other assignment, transfer, mortgage, pledge, grant of a security interest, sublease or encumbrance, nor as a waiver of Tenant’s obligation to obtain Landlord’s consent to any other such transaction in any other instance or case.

ARTICLE VII
Indemnity and Insurance

7.1  Indemnity. Tenant shall defend, with counsel reasonably approved by Landlord (which approval shall not be unreasonably withheld or delayed), all actions against Landlord, any manager, member, partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord, Mortgagees and any other party having an interest in the Premises (herein, “Indemnified Parties”) with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by Applicable Laws, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (a) any injury to or death of any person, or damage to or loss of property, in, on or about the Premises or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of any thereof, (b) any breach or violation by Tenant of any of the terms, conditions or provisions of this Lease, (c) any act, omission, fault, misconduct, negligence or violation of Applicable Laws by Tenant or any Parties for Which Tenant Is Responsible, (d) any Hazardous Substances brought, generated, stored, used, installed, disposed of, spilled, released, emitted or discharged on, in or from the Premises, or allowed, permitted or suffered to be brought, generated, stored, used, installed, disposed of, spilled, released, emitted or discharged thereon, therein or therefrom, by Tenant or any Parties for Which Tenant Is Responsible, whether Permitted Incidental Hazardous Substances or otherwise, (e) any construction or other work by Tenant on or about the Premises, including, without limitation, construction of any Alterations and Improvements to the Premises pursuant to Article V, and (f) any contest initiated by Tenant referred to in Section 4.3; provided, however, that Tenant does not hereby indemnify Landlord from any liabilities, losses, damages, costs, expenses, causes of action, suits, claims, demands or judgments to the extent caused by the negligence or willful misconduct of Landlord or any Parties for Which Landlord Is Responsible. Notwithstanding the foregoing, Tenant does not indemnify Landlord for any liabilities, losses, damages, costs, expenses, causes of action, suits, claims, demands or judgment of an any nature arising from any repairs or maintenance work provided by Landlord or related to the construction of the Additional Parking.

7.2  Use and Occupancy at Tenant’s Risk. Tenant’s use and occupancy of the Premises, and that of any Party for Which Tenant Is Responsible, and all Tenant’s furnishings, fixtures, equipment, Alterations and Improvements, materials, supplies, inventory, effects and property of every kind, nature and description and those of any Party for Which Tenant Is Responsible which during the continuance of this Lease or any occupancy of the Premises by Tenant or any Party for Which Tenant Is Responsible may be on the Premises shall be at Tenant’s and such parties’ sole risk and hazard. Landlord shall not be liable to Tenant or any Party for Which Tenant Is Responsible for injury to or death of any person or damage to or destruction of any property in, on or about the Premises, or for any other losses, damages, costs, expenses or liabilities whatsoever, including, without limitation, where caused by fire, water, explosion, collapse, the leakage or bursting of water, steam, or other pipes, any environmental or other condition in, on, of or about the Premises or any other event, occurrence, condition or cause, except only to the extent caused by the negligence, willful misconduct, acts or omissions of Landlord or any Parties for Which Landlord is Responsible. Tenant and any Party for Which Tenant is Responsible shall be responsible to take out and maintain adequate insurance to protect themselves against the aforesaid losses, damages, costs, expenses and liabilities showing Landlord as insured as its interest may appear.

7.3  Insurance to be Carried. Tenant shall take out and maintain throughout the Term and such further time as Tenant occupies all or any part of the Premises, the following insurance with respect to the Premises at Tenant’s sole cost and expense:

7.3.1  Property Insurance. Special form property insurance covering all Alterations and Improvements constructed by Tenant and Tenant’s fixtures, furnishings, equipment, materials, supplies, inventory, effects and personal property in the Premises, in the amount of the replacement cost thereof from time to time, with business income and extra expense coverage by endorsement thereto.

7.3.2  Liability Insurance. Commercial general liability insurance indemnifying against all claims and demands for any injury to person or property which may be claimed to have occurred in, on or about the Premises in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth for such insurance in Section 1.1, and, from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes, provided that Tenant shall not be obligated to so increase such insurance unless at least one year has elapsed since the last adjustment and then only if requested to do so by Landlord.

7.3.3  Workmen’s Compensation Insurance. Workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises.

7.3.4  Employer’s Liability Insurance. Employer’s liability insurance in amounts at least equal to the commercial general liability insurance limits set forth in Section 1.1 or such higher limits as may be applicable for such insurance under Section 7.3.2.

7.3.5  Insurance During Construction. At all times during which Tenant undertakes any Alterations and Improvements or other construction or work on or about the Premises, (a) all-risk builder’s risk insurance in such amount necessary to provide full replacement coverage to the Premises as improved by such construction or work and (b) owner’s contingent or protective liability insurance with respect to such construction in amounts at least equal to the commercial general liability insurance limits set forth in Section 1.1 or such higher limits as may be applicable under Section 7.3.2. Tenant shall further cause its contractors and subcontractors for any such work to take out and maintain workmen’s compensation insurance with statutory limits covering all of their employees working on the Premises or otherwise involved in such construction.

7.3.6  Automobile Liability Insurance. At all times during which Tenant or its contractors bring or operate motor vehicles on, from or about the Premises, motor vehicle liability insurance on all of Tenant’s and its contractors’ motor vehicles, in amounts at least equal to the commercial general liability insurance limits set forth in Section 1.1 or such higher limits as may be applicable for such insurance under Section 7.3.2.

7.3.7  Additional Insurance. Such further insurance in such amounts as Landlord or any Mortgagee may from time to time require, provided that (a) such insurance is, when required, customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes, and (b) such amounts are, when required, not higher than the amounts customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes.

7.4  General Requirements. All policies required under this Article VII shall be obtained from responsible companies qualified to do business in the State of Texas and in good standing therein. All such companies must be rated A or higher by A.M. Best, or have a comparable rating from a comparable rating organization, and must otherwise be reasonably satisfactory to Landlord. Tenant shall be named as the insured and Landlord as an additional insured under all liability policies. Any Mortgagee of which Landlord gives Tenant notice shall also be named as an additional insured on such liability policies. Such policies shall have cross liability coverage endorsements. Liability limits may be achieved by obtaining so-called umbrella policies over the basic coverage. Tenant shall furnish Landlord with original certificates and copies of all policies prior to the beginning of the Term and of each renewal policy at least 30 days prior to the expiration of the policy it renews. Tenant shall also furnish Landlord with reasonable evidence of the timely payment of all premiums for such policies. Each policy under which the Landlord or any such Mortgagee is an additional insured shall be non-cancelable with respect to Landlord’s or such Mortgagee’s interest without at least 30 days’ prior written notice thereto. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific amount of coverage to the Premises, which allocation shall be sufficient in amount to satisfy the requirements of this Article VII.

7.5  Non-Subrogation Provisions. All property damage insurance which is carried by either Party with respect to the Premises, whether or not required, shall include provisions which either designate the other Party as one of the insureds or deny to the insurer acquisition by subrogation of rights of recovery against the other Party to the extent such rights have been waived by the insured Party prior to occurrence of loss or injury, insofar as and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the State of Texas (even though extra premium may result therefrom). In the event that extra premium is payable by either Party as a result of this provision, the other Party shall reimburse the Party paying such premium the amount of such extra premium. If, at the request of one Party, this non-subrogation provision is waived as to such Party, then the obligation of reimbursement by such Party shall cease for such period of time as such waiver shall be effective, but nothing contained in this Section 7.5 shall derogate from or otherwise affect releases elsewhere herein contained of either Party for claims. Each Party shall be entitled to have duplicates or certificates of any policies containing such provisions. Each Party hereby waives all rights of recovery against the other for loss or injury against which the waiving Party is protected by insurance containing said non-subrogation provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

ARTICLE VIII
Casualty

8.1  Right to Terminate. In the event that all or any portion of the Premises are damaged or destroyed by fire or other casualty and such damage or destruction exceeds twenty five percent (25%) of the value of the Premises, then either Party may terminate this Lease by notice to the other party within 30 days after such damage or destruction. In the event that all or any portion of the Premises are damaged or destroyed by fire or other casualty and such damage or destruction prevents Tenant’s material use of the Premises for thirty (30) consecutive days, then Tenant shall have the right, upon written notice to Landlord, to terminate this Lease.

8.2  Restoration. If the Premises are damaged or destroyed by fire or other casualty and this Lease is not terminated pursuant to Section 8.1, then Landlord shall promptly and diligently repair and restore the Premises as nearly as practicable to their condition prior to such damage or destruction, and in any event to a condition reasonably suitable for Tenant’s use and occupancy, but subject and only to the extent allowed by (a) then Applicable Laws and (b) the net insurance proceeds available to Landlord on account of such damage or destruction after deducting the reasonable costs of collecting such proceeds and any amount retained by any Mortgagee pursuant to the terms of its Mortgage, it being understood and agreed that Landlord shall not be obligated to repair or restore if and to the extent such proceeds are not made available to it for such purpose by any Mortgagee. Rent shall be equitably abated until Landlord restores the Premises to a condition reasonably suitable for Tenant’s use and occupancy. If Landlord fails so to restore within 6 months after the occurrence of such damage or destruction, then, regardless of the reason for such failure (and including where a Mortgagee refused to make insurance proceeds available for repair and restoration), Tenant may terminate this Lease by notice to Landlord within 30 days after the expiration of such 6 month period. Landlord shall not be obligated to restore any Alterations and Improvements constructed by Tenant on the Premises. Rather, Tenant shall be responsible for repair and restoration of any such Alterations and Improvements which it has made.

ARTICLE IX
Eminent Domain

9.1  Taking of Entire Premises. In the event that the entire Premises are taken by condemnation or eminent domain, then this Lease shall terminate on the date when title passes to the taking authority, and Rent shall be pro rated and paid to such date.

9.2  Partial Taking - Termination. In the event that only a portion of the Premises are so taken but such portion exceeds twenty five percent (25%) of the value thereof, then Landlord may terminate this Lease by notice to Tenant within 30 days after the date title passes to the taking authority, and Rent shall be pro-rated and paid to such date in the same manner as provided in Section 9.1. In the event that only a portion of the Premises are so taken, if such taking materially affects Tenant’s ability to use the Premises for the Permitted Use, Tenant shall at its discretion terminate this Lease immediately upon 30 days written notice. .

9.3  Partial Taking - Restoration. In the event that only a portion of the Premises are so taken but this Lease is not terminated pursuant to Section 9.2 then Landlord shall promptly and diligently repair and restore the Premises or what remains thereof as nearly as practicable to their condition before such taking and in any event to a condition reasonably suitable for Tenant’s use and occupancy, but subject and only to the extent permitted by (a) then Applicable Laws and (b) the net takings award available to Landlord after deducting the reasonable costs of obtaining such award and any amounts retained by any Mortgagee pursuant to the terms of its Mortgage, it being understood and agreed that Landlord shall not be obligated to repair and restore if and to the extent such award is not made available to it for such purpose by any such Mortgagee. Rent shall be equitably abated until Landlord restores the Premises to a condition reasonably suitable for Tenant’s use and occupancy, and, in the case of a taking which permanently reduced the Premises, Rent shall be equitably abated for the remainder of the Term in just proportion to such permanent reduction. If Landlord fails so to restore the Premises within 6 months after the occurrence of such taking, then, regardless of the reason for such failure (and including where a Mortgagee refused to make the takings award or an adequate portion thereof available for repair and restoration), Tenant may terminate this Lease by notice to Landlord within 30 days after the expiration of such 6 month period. Landlord shall not be obligated to restore any Alterations and Improvements constructed by Tenant in the Premises. Rather, Tenant shall be responsible for repair and restoration of any such Alterations and Improvements which it has made.

9.4  Eminent Domain Award. All awards, damages and compensation on account of any such taking of the Premises shall belong exclusively to Landlord, and Tenant hereby assigns and releases to Landlord all of Tenant’s right to any such awards, damages and compensation, except only that Tenant may, at its own expense, make a separate claim to the taking authority for Tenant’s personal property and relocation expenses, provided that Landlord’s award is not reduced thereby. Tenant shall execute and deliver to Landlord all instruments as may be necessary or desirable to confirm Tenant’s foregoing assignment and release to Landlord of all such awards, damages and compensation. Tenant hereby irrevocably appoints Landlord, which appointment is coupled with an interest, as Tenant’s attorney-in-fact to execute and deliver any such instruments for Tenant in Tenant’s name, place and stead, should Tenant fail to do so.

ARTICLE X
Yield Up

10.1  Yield Up. At the expiration of the Term or earlier termination of this Lease, Tenant shall surrender all keys to the Premises, remove all of its furnishings, fixtures, equipment, materials, supplies, inventory, effects and other personal property from the Premises, (including, without limitation, all of Tenant’s trade furnishings, trade fixtures and equipment), leave any Alterations and Improvements made by Tenant, remove all of its signs wherever located, repair all damage caused by any such removal and yield up the Premises (including all Alterations and Improvements) in the same good, proper, clean, sanitary, safe, sound, working and tenantable order, condition and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. Any of Tenant’s property not so removed shall be deemed abandoned and may be retained by Landlord or may be removed and disposed of by Landlord in such manner as Landlord shall determine. Tenant shall pay Landlord the entire cost and expense incurred by Landlord in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises. Without limiting the generality of the foregoing, Tenant shall have the right upon the expiration or termination of this Lease to remove all of its trade fixtures, furnishings and equipment from the Premises, provided that it complies with all requirements of this Section 10.1 in doing so.

10.2  Holdover. For each day after the expiration of the Term, or the earlier termination of this Lease, and prior to Tenant’s performance of its obligation to yield up the Premises under this Article, Tenant shall pay to Landlord as rent an amount equal to 150% of the Base Rent computed on a daily basis, together with all Additional Rent and other charges payable with respect to each such day. Tenant shall further indemnify Landlord against all loss, cost and damage suffered by Landlord as a result of Tenant’s delay in surrendering the Premises as above provided. Any such holding over by Tenant shall be a tenancy at sufferance only.

ARTICLE XI
Defaults

11.1  Events of Default. (a) If Tenant fails to make any payment of Base Rent, Additional Rent or other charges when due hereunder and does not cure such default within ten days after notice thereof from Landlord, or (b) if Tenant fails to procure or maintain any of the insurance required hereunder and does not cure such default within ten days after notice thereof from Landlord, or (c) if Tenant fails to perform any of its other obligations under this Lease and does not cure such default within 30 days after notice thereof from Landlord, or, if such default is not reasonably susceptible of cure within 30 days, if Tenant does not commence to cure within such 30 days and thereafter diligently and continuously prosecute such cure to completion, or (d) if Tenant or any present or future guarantor of all or any portion of Tenant’s obligations under this Lease (a “Guarantor”) becomes insolvent, or (e)  if the leasehold estate under this Lease or any substantial part of the property of Tenant or of any Guarantor is taken on execution, or by other process of law, or is attached or subjected to any other involuntary encumbrance and such property is not reconveyed to Tenant or Guarantor or such attachment or encumbrance is not dissolved within 60 days thereafter, or (f) if a receiver, trustee, custodian, guardian, liquidator or similar agent is appointed with respect to Tenant or any Guarantor, or if any such person or a mortgagee, secured party or other creditor takes possession of the Premises or of any substantial part of the property of Tenant or of any Guarantor, and, in either case, if such appointment or taking of possession is not terminated within 60 days after it first occurs, or (g) if a petition is filed by or with the consent of Tenant or of any Guarantor under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, or (h) if a petition is filed against Tenant or against any Guarantor under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, and such petition is not dismissed within 60 days thereafter, or (i) if Tenant or any Guarantor which is a corporation or other entity dissolves or is dissolved or liquidates or adopts any plan or commences any proceeding, the result of which is intended to include dissolution or liquidation (each of the foregoing an “Event of Default”), then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and, upon such entry or mailing as aforesaid, this Lease shall terminate, Tenant hereby waiving all statutory rights (including, without limitation, rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant. Upon such termination, Tenant shall immediately vacate and surrender the Premises and deliver possession thereof to Tenant.

11.2  Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 11.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue. In calculating the rent reserved, there shall be included, in addition to the Base Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue. Tenant further covenants as additional and cumulative obligations after any such termination to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the immediately preceding sentence, Tenant shall be credited with the portion of any amount paid to Landlord as compensation as in this Section 11.2 provided allocable to the corresponding portion of the Term, and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may, but shall not be obligated to, (a) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same, (b) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and (c) keep the Premises vacant unless and until Landlord is able to rent the Premises to a tenant which is at least as desirable and financially responsible as Tenant is on the date of this Lease, on terms not less favorable to Landlord than those of this Lease. No action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 11.2, Landlord may, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 11.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Base Rent and Additional Rent accrued in the year ended prior to such termination plus the amount of Rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 11.2 up to the time of payment of such liquidated damages.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings under any federal or state law relating to bankruptcy or insolvency or reorganization or arrangement an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than the amount of the loss or damages referred to above.

11.3  Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease or at law or equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of such rights and remedies may be exercised at the same time insofar as permitted by Applicable Laws.

11.4  Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, at any time following ten days’ prior notice to Tenant, except in cases of emergency when no notice shall be required, cure any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees in curing such default, shall be paid by Tenant to Landlord as Additional Rent on demand, together with interest thereon at the Late Payment/Default Rate from the date of payment by Landlord to the date of payment by Tenant.

11.5  Payment of Landlord’s Cost of Enforcement. Tenant shall pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease.

11.6  Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein or otherwise, except as to the specific instance, operate to permit similar acts or omissions. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

11.7  No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Base Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed a waiver, an agreement or an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE XII
Mortgages

12.1  Rights of Mortgagees; Limitation of Liabilities. Until the Mortgagee under any Mortgage shall enter and take possession of the Premises for the purposes of foreclosure, such Mortgagee shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Premises for the purpose of foreclosure, such Mortgagee shall have all the rights of Landlord. Notwithstanding any other provision of this Lease to the contrary, including, without limitation, Section 13.4, no such Mortgagee shall be liable to perform or liable in damages for failure to perform, any of the obligations of Landlord unless and until such Mortgagee shall enter and take possession of the Premises for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such Mortgagee shall be liable to perform all of the obligations of Landlord accruing from and after such entry, subject to and with the benefit of the provisions of Section 13.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under such provisions to the owner of the Premises. No Mortgagee shall ever be liable to perform any obligations of Landlord accruing before such entry. No Base Rent, Additional Rent or any other charge shall be paid more than ten days prior to the due dates thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a Mortgagee in possession or in the process of foreclosing its Mortgage) be a nullity as against such Mortgagee, and Tenant shall be liable for the amount of such payments to such Mortgagee. The covenants and agreements contained in this Lease with respect to the rights, powers and benefit of a Mortgagee (including, without limitation, the covenants and agreements contained in this Section 12.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a Mortgage subject to this Lease assumes the obligations herein set forth with respect to such Mortgagee; such Mortgagee is hereby constituted a party to this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such Mortgagee shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 12.1.

12.2  Subordination to Mortgages. This Lease is and shall be subject and subordinate to any present or future Mortgage provided that the Mortgagee agrees in writing not to terminate this Lease nor otherwise disturb Tenant’s possession of the Premises in the event of a foreclosure, so long as no Event of Default shall have occurred and is continuing.

ARTICLE XIII
Miscellaneous Provisions

13.1  Notices from One Party to the Other. All notices required or permitted under this Lease shall be in writing and delivered by hand or mailed by registered or certified mail, postage prepaid and return receipt requested, addressed if to Tenant to Tenant’s Address designated in Section 1.1 or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, to Landlord’s Address designated in Section 1.1 or such other address as Landlord shall have last designated by notice in writing to Tenant. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof).

13.2  Quiet Enjoyment. Landlord agrees that, upon Tenant’s paying the rent and performing and observing the terms, covenants, conditions and provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms and provisions of this Lease.

13.3  Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both Parties shall, upon the request of either, execute and deliver a notice of this Lease in such form, if any, as may be permitted by Applicable Laws. If this Lease is terminated before the Expiration Date, then the Parties shall execute, deliver and record an instrument acknowledging such fact and the actual date of termination of this Lease, and Tenant hereby appoints Landlord its attorney-in-fact, coupled with an interest, with full power of substitution to execute such instrument.

13.4  Bind and Inure; Limitation of Landlord’s Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives. No owner of the Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Premises. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Premises but not upon other assets of Landlord. No individual partner, member, trustee, stockholder, officer, director, manager, employee or beneficiary of Landlord shall be personally liable under this Lease. Tenant shall look solely to Landlord’s interest in the Premises in pursuit of its remedies upon Landlord’s default hereunder. The general assets of Landlord and of the individual partners, members, trustees, stockholders, officers, directors, managers, employees or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

13.5  Force Majeure. In any case where either Party is required to do any acts, then, except where specifically provided in this Lease and to the contrary, delays caused by or resulting from acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such Party’s reasonable control shall not be counted in determining the time during which such acts shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time”, and such time shall be deemed to be extended by the period of such delay.

13.6  Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of 30 days following receipt of notice from Tenant or, if such default is not reasonably susceptible of cure within 30 days, if Landlord does not commence to cure within such 30 days and thereafter diligently and continuously prosecute such cure to completion

13.7  Brokerage. Landlord warrants and represents that it has had no dealings with any broker or agent in connection with this Lease. Tenant represents and warrants that it has not engaged the services of any real estate broker or other broker or finder in connection with this transaction except Tenant’s Broker. Tenant shall defend, with counsel approved by Landlord, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by Tenant’s Broker with respect to Tenant’s dealings in connection with this Lease or the negotiation. The terms and provisions of this Section 13.7 shall survive the termination of this Lease.

13.8  Estoppel Certificate. Upon not less than ten days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing, addressed to such party as Landlord shall designate in its notice to Tenant, certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against is obligations to pay the Base Rent, Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them, forth in reasonable detail), the dates to which the Base Rent, Additional Rent and other charges have been paid and a statement that Landlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail). Any such statement delivered pursuant to this Section 13.8 may be relied upon by any prospective purchaser or mortgagee of the Premises or any prospective assignee of any Mortgagee.

13.9  Landlord’s Consents. No approval or consent hereunder by Landlord, express or implied, in any one case or instance shall be deemed an approval or consent in any other case or instance. Notwithstanding Section 5.7, whenever Tenant requests Landlord to take any action not required of Landlord under this Lease or give any consent required or permitted under this Lease, Tenant shall reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant shall be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

13.10  Furniture and related items. All case goods, modular office furniture and fixtures owned by Landlord and located in the Premises as of the Commencement Date will be made available for the exclusive use and enjoyment of Tenant during the Term and any extensions thereof. Landlord make no warranties or representation concerning the condition of the property described herein and all such use and enjoyment by Tenant shall be at Tenant’s sole risk and expense and subject to the indemnity provisions given by Tenant to Landlord as contained herein.

13.11  Tenant’s Post-Termination Obligations. The expiration or termination of this Lease shall not relieve Tenant of any of its obligations hereunder which by their terms or nature Tenant is to perform after such expiration or termination, nor of any indemnity given by Tenant hereunder, all of which shall continue and remain in full force and effect for as long as allowed by Applicable Laws.

13.12  Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the State of Texas. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid, or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the Parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the Parties.

13.13  No Other Agreement. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.

13.14  No Representations by Landlord. Neither Landlord nor any agent of Landlord has made any representations or promises with respect to the Premises except as herein expressly set forth, and no rights, privileges, easements or licenses are granted to Tenant except as herein expressly set forth.

13.15  Time of Essence. Time is of the essence with respect to all terms, conditions and provisions of this Lease.

13.16  Titles. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

13.17  “Landlord” and “Tenant”. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective successors, assigns, legal representatives and those claiming through or under them respectively. If there be more than one tenant, then the obligations imposed by this Lease upon Tenant shall be joint and several.

13.18  Submission Not an Offer. The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed and delivered by both Landlord and Tenant.

Executed under seal as of the Date of this Lease.

Landlord: By: /s/ Dirk Laukien Print Name: Dirk Laukien Print Title: Owner

Tenant: PHARMAFRONTIERS CORPORATION By: /s/ C. W. Rouse Print Name: C.W. Rouse Print Title: CFO and Secretary

EXHIBIT A

Legal Description of the Land

EXHIBIT B

Plan of Land

EXHIBIT C

Rent Schedule

	Rent	Annual Base Rent

Year 1:	$5.75 per RSF	$59,535.50
Year 2:	$10.75 per RSF	$111,305.50
Year 3:	$13.25 per RSF	$137,190.50
Year 4:	$13.25 per RSF	$137,190.50
Year 5:	$14.25 per RSF	$147,544.50
Year 6:	$14.25 per RSF	$147,544.50
Year 7:	$14.25 per RSF	$147,544.50
Year 8:	$15.25 per RSF	$157,898.50
Year 9:	$15.25 per RSF	$157,898.50
Year 10:	$15.25 per RSF	$157,898.50

EXHIBIT D

Landlord’s Work

Approximately twenty (20) additional parking spaces to be located at Landlord’s sole discretion.

EXHIBIT E

Permitted Hazardous Material

Chemical List by Department

    Research and Development Laboratories
AIM-V medium	Human Serum	Human Interleukin 2
RPMI 1640 medium	Lyophilized ATP Standard Solution	CXCR-3, antibody to
L-glutamine	Lyophilized ATP Substrate Solution	FACS Lysin Buffer (10X)
Penicillin/Streptomycin	Synthetic Peptides	FACS Perm II (10X)
Trypan Blue Solution	Trypsin	Propidium Iodide
Hank's Balanced Salt Solution	Anti-hCD3g antibody	Origen Freezing medium
DEPC-treated Water	DNA Quality Control particles	Isopropanol
Ficoll-Paque Plus	CaliBRITE 3 beads	Dynabeads CD3/CD28 T Cell expander
PHA Stock solution (1 mg/mL)	BD Multi-Check Control	SPOR-KLENZ cleaning solution
Concanavalin A (Con A)	Phosphate Buffered Saline (10X)	Glacial Acetic Acid
ATP Lite Kit	Ultra bleach	CD-3 antibody
Mitomycin C Stock solution (0.5 mg/mL)	Albumin (Bovine)	CD-4 antibody
Formaldehyde	Deoxyribonuclease I	CD-8 antibody
Ethylenediaminetetraacetic acid	Cell Mab Medium	CD-11b antibody
Sporicidin cleaning solution	Brefeldin A	CD-14 antibody
Sodium azide	Dimethylsulfoxide	CD-15 antibody
Flow check Fluorospheres	FACS Rinse	CD-19 antibody
Click’s medium	FACS Clean	CD-20 antibody
Cell Genix Dendritic Cell Medium	FACS Flow	CD-25 antibody
Gamma Interferon Secretion Assay	Sodium dodecyl sulfate	CD-45 antibody
Annexin V-FITC Apoptosis Detection Kit	Sodium Chloride	CD-69 antibody
BrdU Flow Kit	TCR antibody	CD-80 antibody
FITC-conjugated Antibody set	Gamma Interferon antibody	CD-86 antibody
2-mercaptoethanol	Thymidine -H3	CD34 antibody

    Manufacturing & Production Laboratory
Ficoll-Paque Plus	Peptide #1 (MBP - Myelin Basic Protein)	Trypan Blue
HEPES Buffer	Peptide #2 (MBP - Myelin Basic Protein)	Phytohemagglutinin
AIM-V Medium	Peptide #3 (PLP - Proteolipid Protein)	Isopropanol
RPMI 1640 Medium	Peptide #4 (PLP - Proteolipid Protein)	SPOR-KLENZ
Dimethylsulfoxide	Peptide #6 (MOG - Myelin Oligodendrocyte Glycoprotein)	Sporicidin
Hank's Balanced Salt Solution	Peptide #7 (MOG - Myelin Oligodendrocyte Glycoprotein)	Bleach
Human AB Serum	Drierite	Glacial Acetic Acid
Origen Freezing Medium	Proleukin, recombinant human interleukin 2	L-Glutamine
Sodium Chloride	Sterile water

    Quality Control Laboratories
Trypticase Soy Agar with 5% Sheep's Blood	BBL McFarland Standard No. 0.5	Omni Pur Tris-EDTA Buffer Solution
Thioglycollate Medium	BACTEC PEDS Plus/F	100 bp DNA Ladder (50 ug/mL)
Tryptic Soy Broth	Tris-Acetate-EDTA (TAE) 10X Buffer	DEPC-treated Water
Sabouraud-Dextrose Agar	Gram Stain Kit: Crystal Violet	Nuclease Free Water
DNA Gel Loading Buffer	Gram Stain Kit: Grams Iodine	Hank's Balanced Salt Solution
Anaero-Indicator	Gram Stain Kit: Decolorizer	DNA-Zap (Solution 1 and Solution 2)
Lymphoprep	Gram Stain Kit: Safranin Stain	Septihol
Endotoxin (Escherichia coli) Control Standard	Saline 0.85% Solution	Ultraclean DNA BloodSpin Kit (50 purifications)
Pyrotubes Depyrogenated Reaction Tubes (Sample)	Pack-Anaero	Proteinase K
Pyrotubes Depyrogenated Reaction Tubes (Dilution)	Mycoplasma Detection Kit (Version 2.0)	LAL Reagent Water (LRW)
QualiSwab - Streptococcus pyogenes	Mycoplasma Detection Kit: M. pirum DNA	Methylene Blue Chloride
Bactrol Plus - Escherichia coli ATCC# 25922	Mycoplasma Detection Kit: A. laidlawii DNA	Ethidium Bromide
Bactrol Plus - Staphylococcus aureus ATCC# 25923	Mycoplasma Detection Kit: Lysis solution	667 Polaroid Film
Bactrol Plus - Candida albicans ATCC# 14053	Mycoplasma Detection Kit: 1st Stage Primer	RNAse Away
NovaTaq PCR Kit: 25 mm MgCL2	Mycoplasma Detection Kit: 2nd Stage Primer	Parafilm
NovaTaq PCR Kit: PCR grade water	Mycoplasma Detection Kit: 1.1 X Taq Polymerase Buffer	Bleach EZ Starter Kit
NovaTaq PCR Kit: 10 mm dNTP Mix	Platinum Taq DNA Polymerase (5 units/uL; 250 reactions)	Agarose
NovaTaq PCR Kit: NovaTaq DNA Polymerase (5 u/uL)	Mycoplasma Plus PCR Primer Set	TAP (Thermal Activated) DNA polymerase (sample pack)
Limulus Amebocyte Lysate (LAL) Pyrotell Multitest vials	Limulus Amebocyte Lysate (LAL) Pyrotell Single Test vials